Exhibit 10.7

                                PROMISSORY NOTE

$67,906.63                                                    December 29, 2000

      FOR VALUE RECEIVED, John J. Mulherin ("Mulherin"), in his individual capacity, hereby promises to pay to the order of The Ziegler Companies, Inc. ("Company"), the principal sum of $67,906.63, together with interest thereon from the date of disbursement until paid, at the rate of 6.10% percent per annum. This Note will be due and payable on the earlier of: (i) April 15, 2001 or (ii) the day on which Mulherin receives a bonus from the Company or any of its subsidiaries on account of his services as CEO of the Company during 2000. Mulherin hereby authorizes the Company to withhold from any bonus payable to him principal and interest then due on this Note. All payments will be applied first to interest, and then as the Company determines to principal and any other charges that may become due on this Note.

      This Note is not secured, and may be prepaid at any time in whole or in part without penalty or premium. All payments shall be made at the offices of the Company in either West Bend or Milwaukee, Wisconsin. Mulherin hereby waives presentment, protest and notice of dishonor or protest, and agrees to pay as incurred all costs of collection, including reasonable attorney's fees.

      This Note shall be construed under the laws of Wisconsin.

      IN WITNESS WHEREOF, the undersigned, John J. Mulherin, has executed this Note as maker in his individual capacity on the date above written.

                                    /s/ John J. Mulherin
                                    ------------------------------------
                                    JOHN J. MULHERIN